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                                                                   EXHIBIT 10.29


                     SEPARATION AND MUTUAL RELEASE AGREEMENT


         This SEPARATION AND MUTUAL RELEASE AGREEMENT (the "Agreement") is made and entered into as of the 31st day of May, 2001 (the "Effective Date") by and between Rouge Steel Company and its affiliates (the "Company") and Louis D. Camino (hereinafter "Camino").

         WHEREAS, Camino and the Company have reached amicable and mutually agreeable terms regarding Camino's voluntary retirement from the employment of the Company; and

         WHEREAS, the Company and Camino desire to set forth in writing their understanding as to the arrangements which exist between them in the Agreement;

         NOW, THEREFORE, intending to be legally bound hereby and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         1. The Company and Camino agree that Camino hereby voluntarily retires from employment with the Company effective May 31, 2001 and such voluntary retirement is hereby accepted by the Company and is irrevocable.

         2. The Company and Camino further agree that Camino hereby voluntarily retires from the Board of Directors of Rouge Industries, Inc. and the Company effective May 31, 2001 and such voluntary retirement is hereby accepted by Rouge Industries, Inc. and the Company and is irrevocable.

         3. In consideration for the Releases provided for in Paragraphs 4, 5 and 6, the Company agrees to the following:

            (a) As soon as practicable after May 31, 2001, but no later than June 30, 2001, Camino will be paid a lump sum payment in the
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                  amount of two times Camino's base annual salary, which
                  includes full consideration for any unused 2001 and accrued 2002 vacation pay, as determined by the Company (less all applicable tax withholding);

            (b) Through December 31, 2001, Camino shall be eligible for a Company-paid executive physical provided that such physical is conducted pursuant to the Company's guidelines for executive physicals, a copy of which has been provided to Camino.

            (c) Upon the effective date of Camino's voluntary retirement, June 1, 2001, Camino shall be eligible for the post retirement hospital, surgical, medical, drug, dental, vision and hearing benefits and group life insurance benefits for salaried retirees then in effect, and as may be amended from time to time, provided that Camino shall continue to pay his premium copayment pursuant to the plans;

            (d) Camino's personnel file will reflect a voluntary retirement and upon a request from prospective employers, the Company will only verify dates of employment and compensation; and

            (e) The Company will not place any further reviews of Camino's employment in his personnel file unless the reviews are mutually agreed to by the parties.

         4. Camino intentionally, knowingly and voluntarily agrees, in consideration of the foregoing promises by the Company, not to sue and to unconditionally release and forever discharge the Company, its predecessors, assigns, parent, subsidiaries, affiliates, and all of its past and present officers, directors, employees and agents, both in their individual and representative capacities from any and all causes of action, suits, damages, claims and demands whatsoever, which Camino ever had or now has against the Company, directly or indirectly, whether known or unknown, by reason of any matter, including, but not limited to, any claims with regard to hire, employment or severance of employment with the Company or claims of discrimination, including age discrimination, under federal or state law. Camino acknowledges that he fully understands and agrees that this Agreement may be used

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by the Company as a complete defense to any claim which hereafter may be asserted by Camino or other persons or agencies on behalf of Camino in any suit or claim against the Company for or on account of any matter or thing whatsoever arising out of the employment relationship between Camino and the Company. The Company agrees not to sue and to release Camino from all claims arising solely out of information regarding Camino known to the Company as of the date of execution of this Agreement. The Company agrees to indemnify and defend Camino from all causes of action, suits, damages, claims and demands arising out of his employment with the Company, unless it is subsequently determined by the Company that Camino is not entitled to indemnification because (i) Camino did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Company, or (ii) with respect to any criminal action or proceeding, Camino had reasonable cause to believe that his action was unlawful.

         5. Camino intentionally, knowingly, voluntarily and irrevocably retires from the employment of the Company effective May 31, 2001, understanding that such retirement relinquishes any rights he might have to (i) participation in and benefits under the Rouge Steel Company Salaried Income Security Plan ("SISP"), as explained in the Summary Plan Description ("SPD") thereto, which Camino has read and fully understands; (ii) participation in and benefits under the Rouge Steel Company Disability Plan for Salaried Employees, as explained in the SPD thereto, which Camino has read and fully understands; (iii) except as provided in Paragraph 3(c) participation in and benefits under the Rouge Steel Company Life Insurance Plan for Salaried Employees, as explained in the SPD thereto, which Camino has read and fully understands; and (iv) except as provided in Paragraph 3(c), (and thereafter as provided by federal health care coverage continuation law on a self-pay basis),

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participation in the HSM plan including drug, dental, vision and hearing benefits under the Rouge Steel Company Health Care Plan for Salaried Employees, as explained in the SPD thereto, which Camino has read and understands. Camino acknowledges that certain provisions of Paragraph 3 are allocated as consideration for the relinquishment of rights under this Paragraph 5, and that such consideration is in addition to anything of value to which Camino would otherwise have been entitled.

         6. Without limiting the scope of Paragraphs 4 or 5 of this Agreement, Camino acknowledges that any right or claim which he may have arising under the Age Discrimination in Employment Act ("ADEA"), whether known or unknown, arising out of Camino's hire, employment with or separation from the Company, is hereby released and waived. Camino acknowledges that certain provisions of Paragraph 3 are allocated as consideration for the release and waiver of any such ADEA claim, and that such consideration is in addition to anything of value to which Camino would otherwise have been entitled.

         7. Camino certifies that he has been advised in writing of the following: (a) that his signing of the Agreement should be voluntary and only with an understanding of the terms of the Agreement; (b) that he should consult with an attorney before signing the Agreement; and (c) that he may consider the Agreement for a period of at least 21 days.

         8. Camino certifies that he first received a draft copy of this Agreement on April 19, 2001, that this Agreement is fully understood by him, is entirely satisfactory to him, and that his signing of this Agreement is his own free and informed act and deed. If the Agreement is signed before 21 days has lapsed, Camino expressly waives the right to consider the Agreement for the 21 days.

         9. Camino may revoke this Agreement within 7 days (if the 7th day is a

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Saturday, Sunday, or a national holiday, he has until the next business day)
after signing the Agreement by notifying the Company in writing:

                         Rouge Steel Company
                         Attention: William E. Hornberger
                         3001 Miller Road P.O. Box 1699
                         Dearborn, MI 48121-1699

Camino agrees that should he elect to revoke this Agreement, he shall be obligated to immediately repay any amount already paid pursuant to Paragraph 3 of this Agreement.

         10. Camino acknowledges that he is currently able to work without limitation, either physical or mental.

         11. Camino acknowledges and agrees that he waives and has no seniority, recall, reinstatement, rehire or other contractual rights with the Company in any capacity, except that it is expressly agreed that the terms of this Agreement and only the terms of this Agreement may be enforced in a court of law. Camino agrees that the Company will have no obligation to consider Camino for reemployment. Camino also covenants to not take any legal action against the Company as a result of any failure to reemploy him after the effective date of this Agreement.

         12. The Company may disclose the fact and amount of severance within the Company on a need to know basis only, and that both may disclose to third parties the fact and amount of severance as may be required for legal or accounting purposes or by reason of law.

         13. Camino shall cooperate with the Company and the Company's counsel, as a defendant or witness, in any litigation involving the Company pertaining to or arising from the period in which he was employed by the Company. For purposes of this Agreement, "cooperate" means that Camino shall provide truthful and accurate information to the

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Company and its attorneys, shall supply any relevant notes, memoranda or written material in his possession and control, and shall make himself available for consultation, deposition or trial at the time and places directed by the Company or its counsel. Camino shall be reimbursed for all out-of-pocket expenses incurred by him in complying with the provisions of this paragraph.

         14. This Agreement, and any dispute arising in connection with its operation or execution, shall be construed in accordance with and governed by the statutes and common law of the State of Michigan.

         15. This Agreement becomes irrevocable upon the expiration of the revocation period provided for in Paragraph 9 of this Agreement.

         16. This Agreement reflects the entire agreement of the parties relative to the subject matter hereof and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises. This Agreement may not be modified except in writing signed by Camino and the Company's Senior Vice President, Corporate Relations and External Affairs. The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions, and to the extent any provision is found invalid or unenforceable, such provision shall be limited to render the provision valid or enforceable in the light of the circumstances in which the entire Agreement was entered into.

                                       /s/ Louis D. Camino          May 31, 2001
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                                       Louis D. Camino              Date

                                       /s/ William E. Hornberger    May 31, 2001
                                       -------------------------    ------------
                                       William E. Hornberger        Date

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